Exhibit 99.2

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Announces Debt Offering and Amends Senior Secured Revolving Credit Facility

Boston—August 8, 2013—Iron Mountain Incorporated (NYSE: IRM), the storage and information management company, today announced a proposed public offering of $450 million in aggregate principal amount of its USD Senior Notes due 2023 (the “U.S. Notes”) and C$300 million in aggregate principal amount of its subsidiary’s (Iron Mountain Canada Operations ULC, or the “Canadian Issuer”) CAD Senior Notes due 2023 (the “Canadian Notes”).

The company and the Canadian Issuer intend to use the net proceeds from the offering for the redemption of all of the company’s 8% USD Senior Subordinated Notes due 2018 and 8% USD Senior Subordinated Notes due 2020, for the redemption of the Canadian Issuer’s outstanding 7-1/2% CAD Senior Subordinated Notes due 2017, and to fund the purchase of up to $137.5 million in aggregate principal amount of the company’s 8-3/8% USD Senior Subordinated Notes due 2021 pursuant to a tender offer. The company intends to use the remaining net proceeds to repay existing indebtedness under its revolving credit facility and for general corporate purposes. The exact terms and timing of the offering will depend upon market conditions and other factors.

Wells Fargo Securities, BofA Merrill Lynch, J.P. Morgan, Credit Agricole CIB, HSBC, Morgan Stanley and RBS Securities Inc. are the joint bookrunners for the U.S. Notes. Scotiabank, BofA Merrill Lynch, J.P. Morgan, Barclay’s and TD Securities are the joint bookrunners for the Canadian Notes.

Iron Mountain is making the offering under an effective shelf registration statement.  This offering will be made solely by means of a preliminary prospectus supplement and related base prospectus, copies of which may be obtained on the SEC Web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting Wells Fargo Securities, LLC at 550 South, Tryon Street, 7th Floor MAC D1086-070, Charlotte, NC 28202, Attn: Client Support, via telephone, at (800) 326-5897, or via email at cmclientsupport@wellsfargo.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  This announcement does not constitute a notice of redemption of the Senior Subordinated Notes referred to above or a solicitation of tenders of the 8-3/8% USD Senior Subordinated Notes due 2021.

Amendment to Senior Secured Revolving Credit Facility

Also today, the company announced it has amended its senior secured revolving credit facility, upsizing it from $1.225 billion to $1.5 billion with a syndicate of 21 banks. Additionally, an accordion feature allows the company to request an increase in the aggregate amount available to be borrowed under the credit facility by $500 million, for a total of $2.0 billion of availability, subject to certain conditions and additional lender commitments. Funds may be drawn in U.S.

dollars, Canadian dollars, British pounds sterling, Euros and Brazilian Reals, among other currencies. The credit facility is scheduled to mature on June 27, 2016. Pricing under the credit facility did not change as a result of this amendment and is based upon the company’s choice of interest rate and currency options, plus an applicable margin, which varies based on certain financial ratios.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are lead arrangers for the credit facility.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management solutions. The company’s real estate network of over 64 million square feet across more than 1,000 facilities in 35 countries allows it to serve customers around the world. And its solutions for records management, data backup and recovery, document management and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

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Investor Relations contacts:

Melissa Marsden

Senior Vice President, Investor Relations

melissa.marsden@ironmountain.com

(617) 535-8595

Stephen P. Golden

Vice President, Investor Relations

sgolden@ironmountain.com

(617) 535-4766